Exhibit 99.1

Shuaiyi International Appoints Chief Marketing Officer

Harbin, China, August 21, 2009 — Shuaiyi International New Resources Development Inc. (OTC Bulletin Board: SYID) ("Shuaiyi" or the "Company"), a leading nutraceutical company focusing on the advanced technology related to the development of engineered "Cordyceps Militaris" in China, today announced the appointment of Mr. Hongbing Hua as its Chief Marketing Officer, effective August 18, 2009.

Mr. Hua has more than 15 years experience in sales and marketing management. His successful sales and marketing strategies for Chinese companies have won him a great number of awards and reputation. Prior to joining Shuaiyi, from 2003 to 2004, Mr. Hua was the Project General Planning Principle of Wanglaoji Herbal Tea, JDB Group ("Wanglaoji"), one of the largest herbal tea companies in China. According to China Industrial Information Issuing Center of the National Bureau of Statistics of China, the Wanglaoji brand drink has become the No. 1 canned beverage in China since 2007, accounting for 24.6% of the total canned beverage market in China in 2008. From 1998 to 2001, Mr. Hua was the VP Sales &Marketing of Beijing Huiyuan Beverage and Food Group Co., Ltd. ("Huiyuan"), helping Huiyuan become one of the largest fruit juice makers in China since 2001. According to the data from AC Nielson, Huiyuan’s juice has taken 46% of the pure juice market share, and 39.8% of the nectar market share at the end of 2008 in China. Huiyuan’s revenue is RMB 2.8 billion (approximately $412 million) in 2008.

"We are very pleased to have Mr. Hua joining the Company. He is an accomplished expert specializing in marketing and sales leadership with a history of success in creating revenue-producing results," Ms. Lianyun Han, Chairperson and Chief Executive Officer of Shuaiyi said, "After a long time planning and research, we are ready to lunch our new product, Cordyceps – Cereal Beverage and we believe that Mr. Hua’s proven record of implementing successful sales and marketing campaigns with global brands will be a real asset for the Company."

Mr. Hongbing Hua said, "I am excited to be joining Shuaiyi, a company with unique Cordyceps Militaris cultivation technique and a leading engineered Cordyceps Militaris manufacturer in China. I look forward to working with the entire management team of the Company on launching its compelling new soft beverage and driving the brand into the future. "

About Shuaiyi

Shuaiyi is a leading nutraceutical company focusing on the advanced technology related to the development of engineered "Cordyceps Militaris" in China. The Company specializes in developing, processing, marketing and distributing a variety of agricultural and nutraceutical products consisting of dry Cordyceps Militaris, organic and specialty food products. The Company’s primary product is dry engineered Cordyceps Militaris. The Company believes it is the largest manufacturer of engineered Cordyceps Militaris in China, ranked by volume, according to China Market Monitoring Center (CMMC), accounting for 19% market share in China. Cordyceps Militaris is a species of parasitic fungus that is typically found in north-eastern mountainous China. The products of Shuaiyi are sold throughout China via a distribution network that covers more than 10 provinces. More information may be found at http://www.syxny.net or e-mail: ir@syxny.net

Safe Harbor Statement

This news release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Shuaiyi International New Resources Development Inc.
Yudi Zhao, Board Secretary
Tel: 86-451-82287746
Email: ir@syxny.net
zhaoyudi@syxny.net